Exhibit 1.4

                                                                       EXECUTION

                       FIRST HORIZON ASSET SECURITIES INC.

                       MORTGAGE PASS-THROUGH CERTIFICATES
                                  SERIES 2005-1

                                 TERMS AGREEMENT
                           (to Underwriting Agreement
                               dated May 23, 2002
                    between the Company and the Underwriter)

First Horizon Asset Securities Inc.                       Calabasas, California
4000 Horizon Way                                               January 25, 2005
Irving, Texas  75063

      Countrywide Securities Corporation (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase such Classes of Series 2005-1 Certificates specified in Section 2(a) hereof (the "Offered Certificates"). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2005-1 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-119657). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

      Section 1. The Mortgage Pools: The Series 2005-1 Certificates shall evidence the entire beneficial ownership interest in two pools (the "Mortgage Pools") of conventional, fixed rate, fully amortizing, one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of January 1, 2005 (the "Cut-off Date"):

            (a) Aggregate Principal Amount of the Mortgage Pools: Approximately $228,045,765 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

            (b) Original Terms to Maturity: The original term to maturity of each Mortgage Loan included in Pool I shall be 240-360 months. The original term to maturity of each Mortgage Loan included in Pool II shall be 178-180 months.

      Section 2. The Certificates: The Offered Certificates shall be issued as follows:

            (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

                   Principal           Interest              Class Purchase
Class               Balance              Rate               Price Percentage
-----               --------           --------             ----------------
B-1             $3,307,000.00          Variable(1)            98.906250000%
B-2             $1,140,000.00          Variable(1)            97.500000000%
B-3               $684,000.00          Variable(1)            93.218750000%

(1) The interest rates on the Class B-1, Class B-2 and Class B-3 Certificates are variable and will be calculated as described in the prospectus supplement. The initial interest rate for these classes of certificates for the first interest accrual period will be approximately 5.200% per annum.

            (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

      Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificates Principal Balance thereof plus accrued interest at the per annum initial interest rate applicable thereto from and including the Cut-off Date up to, but not including, January 28, 2005 (the "Closing Date").

      Section 4. Required Ratings: The Class B-1 Certificates shall have received Required Ratings of at least "AA" from Fitch Ratings ("Fitch"); the Class B-2 Certificates shall have received Required Ratings of at least "A" from Fitch; and the Class B-3 Certificates shall have received Required Ratings of at least "BBB" from Fitch.

      Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

      If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriters and the Company.

                                        Very truly yours,


                                        COUNTRYWIDE SECURITIES CORPORATION


                                        By: /s/
                                            ------------------------------------
                                            Name:
                                            Title:

The foregoing Agreement is
hereby confirmed and accepted
as of the date first above written.


                                        FIRST HORIZON ASSET SECURITIES INC.


                                        By: /s/ Alfred Chang
                                            ------------------------------------
                                            Name:  Alfred Chang
                                            Title: Vice President


                                        FIRST HORIZON HOME LOAN CORPORATION


                                        By: /s/
                                            ------------------------------------
                                            Name:
                                            Title: